Exhibit 99.1

Global Power Equipment Group Inc.

Reports Second Quarter FY2004 EPS of $0.01

Higher Steel Costs Impact Margins, Bookings Outlook Favorable

TULSA, Oklahoma, July 26, 2004 – Global Power Equipment Group Inc. (NYSE: GEG), a leading design, engineering and fabrication firm providing a broad array of equipment and services to diversified global companies engaged in the power and process industries, today reported financial results for the second quarter ended June 26, 2004.

Global Power Equipment Group reported earnings for the second quarter of fiscal 2004 of $0.3 million, or $0.01 per diluted share, on revenues of $57.0 million. This compares to net earnings of $4.8 million, or $0.11 per diluted share, on revenues of $64.0 million for the second quarter of fiscal 2003. For the six months ended June 26, 2004, the Company reported net earnings of $1.1 million, or $0.02 per diluted share, on revenues of $112.1 million. This compares to net earnings for the same period last year of $11.7 million, or $0.26 per diluted share, on revenues of $141 million. First half 2004 earnings include the effect of restructuring charges totaling $2.3 million or $0.03 per share.

The Company’s gross profit for the second quarter of 2004 totaled $9.1 million representing a 16.0 percent gross margin compared to a gross profit of $17.0 million and a gross margin of 26.5 percent in the second quarter last year. While the Company had already anticipated lower margins for 2004, sharply higher steel costs resulted in lower gross profit in the most recent quarter. The speed and magnitude of steel price increases during 2004 has limited the ability of the Company to recover all of these increased costs from customers on fixed price projects. For the first six months of 2004, the Company’s gross profit totaled $20.9 million representing an 18.7 percent gross margin compared to 27.1 percent in the same period of 2003.

The Company generated EBITDA (earnings before income taxes, plus interest, depreciation and amortization) of $1.4 million for the second quarter of 2004, down from the $9.2 million recorded during the same period in 2003. The decrease in EBITDA was principally due to the lower gross margin during the second quarter of 2004. The Company had cash and cash equivalents of $31.2 million on hand at the end of the second quarter of 2004, down from $53.4 million from the end of March 2004. The decline in cash since the end of March was due primarily to higher working capital costs for work in progress, primarily in China.

“Although we have taken active steps to further reduce our overall manufacturing costs by initiating the process to close two facilities in North America, the greater than 50% increase in steel prices has impacted our gross margin” stated Larry Edwards, Global Power Equipment Group’s chairman, president and chief executive officer. “While steel prices are not anticipated to rise significantly during the balance of the year, the effect of this key input has caused us to reassess our current fiscal year earnings prospects.”

“While our second quarter bookings were below earlier expectations, we believe we have the opportunity to increase our backlog significantly during the second half of this year” Mr. Edwards continued. “We are actively pursuing a number of very large international power projects and the outlook for awards is very promising. In China, our purchase of Nanjing Boiler Works enhances our overall supply capability, particularly for the second round bundle buy of gas turbines the central government of China is currently negotiating with the OEMs.”

Global Power Equipment Group Inc.

Second Quarter 2004 Earnings – Page 2

At the end of the second quarter, the Company’s firm backlog totaled $171 million compared to $200 million at the end of March 2004 and $223 million at the end of June 2003. Approximately 76 percent of the Company’s new bookings during the first six months of 2004 originated from projects outside of the United States compared to 42 percent during the first half of 2003.

Earnings Estimate

Based upon information management currently has evaluated, in conjunction with this release, management has revised its fiscal year 2004 revenue and earnings guidance as follows: revenue of between $210 million and $240 million and diluted earnings per share of between $0.09 and $0.12, before the effect of previously announced estimated management restructuring charges of approximately $2.7 million or $0.04 per diluted share. Additional restructuring costs relating to the previously announced merger of Consolidated Fabricators, Inc. and Braden Manufacturing, LLC of approximately $2.0 million to $3.0 million or $0.03 to $0.04 per share will be recorded during the second half of 2004. The Company establishes a third quarter 2004 earnings estimate of approximately $0.01 to $0.03 per diluted share on estimated revenues of approximately $55 to $65 million and gross margins of 15.5 to 16.5 percent, before the effect of an estimated $1.5 million of restructuring charges applicable to the third quarter as noted above.

Non-GAAP Financial Measures

This release contains disclosure of EBITDA and estimated earnings per diluted share for fiscal 2004 and the third quarter of 2004 that exclude the effect of estimated restructuring charges, which are non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of EBITDA to net income available to common stockholders and of estimated earnings per diluted share excluding restructuring charges to estimated earnings per diluted share are included in the exhibits to this release.

About Global Power Equipment Group

Oklahoma based Global Power Equipment Group Inc. (NYSE: GEG) is a leading designer, engineer and fabricator of a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 30 years of power generation industry experience. The Company’s equipment is installed in power plants and in industrial operations in more than 40 countries on six continents and believes, in its product lines, it has one of the largest installed bases of equipment for power generation in the world. In addition, the Company provides its customers with value-added services including engineering, retrofit, maintenance and repair. Additional information about Global Power Equipment Group may be found at www.globalpower.com.

Statements contained in this release regarding the Company’s or management’s intentions, beliefs, expectations, or predictions for the future, including, but not limited to, those regarding anticipated operating results, are forward looking statements within the meaning of U.S. federal securities laws and are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected. Information concerning some of the factors that could cause actual results to differ materially from those in, or implied by, the forward looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the period ending December 27, 2003, and other reports on file with the U.S. Securities and Exchange Commission.

Company Contact:

Bob Zwerneman

Director of Investor Relations

(918) 274-2398

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Second Quarter 2004 Earnings – Page 3

GLOBAL POWER EQUIPMENT GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Revenues	$57,021	$64,002	$112,147	$141,028
Cost of sales	47,892	47,052	91,205	102,860

Gross profit	9,129	16,950	20,942	38,168
Selling and administrative expenses	8,541	8,655	18,802	18,119

Operating income	588	8,295	2,140	20,049
Interest expense	111	394	311	892

Income before income taxes	477	7,901	1,829	19,157
Income tax provision	181	3,081	695	7,471

Net income available to common stockholders	$296	$4,820	$1,134	$11,686

Basic income per common share
Weighted average shares outstanding - basic	46,325	44,209	45,991	44,099
Net income available to common stockholders	$0.01	$0.11	$0.02	$0.26
Diluted income per common share
Weighted average shares outstanding - diluted	46,949	45,756	46,839	45,618
Net income available to common stockholders	$0.01	$0.11	$0.02	$0.26

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Second Quarter 2004 Earnings – Page 4

GLOBAL POWER EQUIPMENT GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 26, 2004	December 27, 2003
ASSETS
Current assets:
Cash and cash equivalents	$31,187	$51,315
Accounts receivable, net of allowance of $1,119 and $1,325	41,067	42,582
Inventories	4,563	3,013
Costs and estimated earnings in excess of billings	62,034	40,706
Deferred tax assets	14,515	17,315
Other current assets	11,900	3,983

Total current assets	165,266	158,914
Property, plant and equipment, net	19,421	20,740
Deferred tax assets	51,882	55,094
Goodwill, net	45,000	45,000
Other assets	1,687	1,248

Total assets	$283,256	$280,996

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$17,642	$14
Accounts payable	14,172	18,974
Accrued compensation and employee benefits	4,006	7,285
Accrued warranty	15,196	15,004
Billings in excess of costs and estimated earnings	64,739	53,293
Other current liabilities	4,638	5,203

Total current liabilities	120,393	99,773
Other long-term liabilities	1,888	1,888
Long-term debt, net of current maturities	4	24,949
Commitments and contingencies
Stockholders’ equity
Common stock	463	452
Paid-in capital deficit	(19,547)	(25,492)
Accumulated comprehensive income	2,111	2,616
Retained earnings	177,944	176,810

Total stockholders’ equity	160,971	154,386

Total liabilities and equity	$283,256	$280,996

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Second Quarter 2004 Earnings – Page 5

GLOBAL POWER EQUIPMENT GROUP INC.

CALCULATION OF EBITDA

(in thousands)

	Three Months Ended		Six Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Income before income taxes	$477	$7,901	$1,829	$19,157
Add back:
Interest expense	111	394	311	892
Depreciation and amortization	825	898	1,663	1,806

EBITDA (a)	$1,413	$9,193	$3,803	$21,855

(a)	EBITDA represents income before income taxes plus interest, depreciation and amortization. While considered the most common definition used by investors and financial analysts, the EBITDA presented above may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

GLOBAL POWER EQUIPMENT GROUP INC.

RECONCILIATION OF NON-GAAP ESTIMATED EARNINGS TO A GAAP BASIS

	Three Months Ended September 25, 2004		Twelve Months Ended December 25, 2004
	(Low estimate)	(High estimate)	(Low estimate)	(High estimate)
Estimated earnings per share on a non-GAAP basis	$0.01	$0.03	$0.09	$0.12
Impact of estimated restructuring charges	(0.02)	(0.02)	(0.08)	(0.07)

Estimated earnings per share on a GAAP basis	$(0.01)	$0.01	$0.01	$0.05